Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 2, 2015, except for the effects of the 2015 stock split described in “Stock Splits” of Note 2, as to which the date is May 27, 2015, relating to the financial statements of Fitbit, Inc., which appears in Amendment No. 4 to the Registration Statement on Form S-1 (No. 333-203941) filed on June 16, 2015. We also consent to the reference to us under the heading “Experts” in Amendment No. 4 to the Registration Statement on Form S-1incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

June 17, 2015